Exhibit 99.1

NEWS RELEASE for August 4, 2005, at 4:00 p.m. EDT
Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES 2OO5 SECOND QUARTER,

SIX-MONTH RESULTS

Year-Over-Year Revenues Up Nearly 48 Percent for Second Quarter, 36 Percent

for First Six Months; Company Reiterates Revenue Guidance for 2005

SO. ST. PAUL, MN (August 4, 2005) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, today announced that revenues were up 47.6 percent for the second quarter and 35.6 percent for the first six months ended June 30, 2005, compared to the prior-year periods. The Company reiterates its 2005 annual revenue guidance of between $60 million and $65 million.

Revenue for the second quarter of 2005 was $14.9 million with a net loss of $891,000, or $0.02 loss per share, compared to revenue of $10.1 million and a net loss of $2.0 million, or $0.06 loss per share, in the same period of 2004.

Revenue for the first six months of 2005 was $28.3 million with a net loss of $1.4 million, or $0.03 loss per share, compared to revenue of $20.8 million with a net loss of $5.7 million, or $0.18 loss per share in the 2004 first six months.

Revenue for the Company’s Animal Applications segment increased 36.4 percent to $8.3 million in this year’s second quarter, and 26.2 percent to $16.6 million in the first six months of 2005, when compared to the prior year periods. The increases were principally due to increased sales to fish and wildlife customers, increases in microchip and visual product sales to livestock customers and the inclusion of revenues from Denmark-based DSD Holdings A/S, which was acquired in February 2005. DSD Holdings, which manufactures and markets visual and electronic radio frequency identification (RFID) tags for livestock throughout Europe, the Middle East, Japan and Australia, contributed revenues of $1.5 million for the second quarter and a total of $2.1 million for the first six months of this year.

In the GPS and Radio Communications segment, revenue increased by 64.9 percent, to $6.5 million in the second quarter, and by 51.9 percent, to $11.6 million, for the first six months of 2005 compared to the year earlier periods. The increases are primarily due to increased revenue at the London-based Signature Industries subsidiary related to shipments of the G2R pilot locator beacon to fulfill a contract with the government of India and shipments of antennas to the United Kingdom Ministry of Defence.

Chief Executive Officer Kevin McGrath commented. “We are pleased that our top-line revenue continues to grow and it is our expectation that due to the traditional seasonal strength in the last six months of the year, these growth trends will improve.  Our electronic livestock sales are well ahead of last year, which reflects the continued focus on traceability and national livestock identification systems and bodes well for our future. Furthermore, our Signature Industries subsidiary is on track to have one of its best years ever.  Overall we have had success this year on almost every front and the loss in this year’s second quarter was primarily due to legal and administrative items. We believe we will continue to see growth and a move toward profitability as the year progresses.”

McGrath noted that overall gross margins in the 2005 second quarter rose to 44.7 percent from 41.3 percent in the 2004 second quarter and increased to 44.7 percent from 41.7 percent in the first six months of 2004.  Contributing to the overall improvement in gross margins for the first six months of 2005, when compared to the prior year period, was an increase in the gross margin at Signature Industries to 53.8 percent, up from 49.5 percent, an increase in gross margin at the Company’s Lowell, MA-based OuterLink Corporation subsidiary to 35.1 percent from 18 percent.

Selling, general and administrative expenses increased $1.8 million, or 42.2 percent for the second quarter of 2005 compared to the prior year period, and $2.7 million, or 31.1 percent for the six months ended June 30, 2005. The increases in the 2005 second quarter include charges of $350,000 for Director and Officer’s Insurance and $300,000 in legal costs related to the Company’s ongoing program to protect its intellectual property rights. Additionally, this year’s second quarter SG&A expenses included $145,000 of compensation expense related to restricted stock grants and $250,000 of compensation expense related to employee bonuses.

Chief Financial Officer James P. Santelli noted that as of June 30, 2005, the Company’s balance sheet showed cash of  $12.7 million, total assets of $96.7 million, long term debt and notes payable of $3.5 million and total stockholders’ equity of $80.5 million.

“We remain in a very solid financial position with a strong balance sheet and sufficient cash to fund operations and take advantage of any potential opportunity that presents itself,” Santelli said.

Results Conference Call

A conference call for institutional investors to discuss the results for the second quarter of fiscal year 2005 will take place Friday, Aug. 5 at 11:00 a.m. EDT, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately and continue for seven days.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish, humans and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital, Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that the Company’s majority stockholder, Applied Digital Inc. owns 55.4% of the Company’s common stock; that new accounting pronouncements may impact the Company’s future results of operation; that the Company may continue to incur losses, that infringements by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively affect the Company’s business; that domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell the Company’s products in certain markets; that the Company relies on sales to government contractors of its animal identification products, and any decline in the demand by these customers for the Company’s products could negatively affect the Company’s business; that the Company depends on a single production arrangement for its patented syringe-injectable microchips; that the Company depends on principal customers; that the Company competes with other companies and the products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products as obsolete; that the Company’s earnings will decline if the Company must write-off goodwill and other intangible assets; that the exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock ;that currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results; and that the Company depends on a small team of senior management and the Company may have difficulty attracting and retaining additional personnel. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2004.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Condensed Balance Sheets (in thousands)

	June 30,	Dec. 31,
	2005	2004
	(Unaudited)

Total Current Assets	$30,620	$32,933
Property and Equipment, Net	8,161	5,947
Goodwill	53,624	48,997
Other Intangible Assets, net	3,649	4,011
Other Assets, net	598	785
Total Assets	$96,652	$92,673

Total Current Liabilities	$11,466	$9,633
Long Term Debt and Notes Payable	3,505	2,285
Deferred Revenue	640	744
Minority Interest	567	249
Stockholders’ Equity	80,474	79,762
Total Liabilities and Stockholders’ Equity	$96,652	$92,673

Statement of Operations Data

(in thousands, except per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

Total net revenue	$14,860	$10,070	$28,263	$20,841
Gross profit	6,640	4,156	12,635	8,685
Selling, general and administrative expenses	6,118	4,303	11,446	8,727
Research and development expenses	1,119	850	2,205	1,519
Operating loss	(597)	(997)	(1,016)	(1,561)
Net loss	(891)	(1,989)	(1,384)	(5,733)

Net loss per common share (basic and diluted)	$(0.02)	$(0.06)	$(0.03)	$(0.18)
Weighted average common shares outstanding (basic and diluted)	43,917	32,691	43,792	31,604

Selected Cash Flow Data

(in thousands)

	For the Six-Months Ended
	June 30
	(Unaudited)
	2005	2004
Net cash used in operating activities	$(1,378)	$(320)
Net cash (used in) provided by investing activities	(1,772)	146
Net cash used in financing activities	(1,734)	(53)
Net decrease in cash	(4,830)	(224)

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